UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )
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World Acceptance Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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June 29, 2009

To the Shareholders of
World Acceptance Corporation:

In connection with the Annual Meeting of Shareholders of your Company to be held on August 5, 2009, we enclose a Notice of the Meeting, this Proxy Statement containing information about the matters to be considered at the Meeting, and a form of proxy relating to those matters.

In addition, we enclose our 2009 Annual Report, which provides information relating to the Company’s activities and operating performance during the most recent fiscal year.

You are cordially invited to attend the Annual Meeting of Shareholders.  We would appreciate your signing and returning the form of proxy so that your shares can be voted in the event that you are unable to attend the Meeting.  A postage-paid return envelope for that purpose is provided for your convenience.  Your proxy will, of course, be returned to you if you are present at the Meeting and elect to vote in person.  It may also be revoked in the manner set forth in the Proxy Statement.  We look forward to seeing you at the Annual Meeting.

Sincerely yours,

A.A. McLean
Chairman of the Board and
Chief Executive Officer

WORLD ACCEPTANCE CORPORATION
108 Frederick Street
Greenville, South Carolina 29607

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Our Shareholders:

Notice is hereby given that the Annual Meeting of Shareholders of World Acceptance Corporation will be held at the Company’s main office at 108 Frederick Street, Greenville, South Carolina, on Wednesday, August 5, 2009, at 11:00 a.m., local time, for the following purposes:

1.	To elect seven (7) directors to hold office until the next annual meeting of shareholders or until their successors have been duly elected and qualified; and

2.
To consider and act upon a proposal to ratify the action of the Audit Committee in selecting KPMG LLP as the independent registered public accounting firm to audit the consolidated financial statements of the Company and its subsidiaries for the fiscal year ending March 31, 2010; and

3.	To transact such other business as may properly come before the Meeting or any adjournment or adjournments thereof.

The Board of Directors has fixed the close of business on June 17, 2009 as the record date for determination of shareholders entitled to notice of and to vote at the Annual Meeting or any adjournment or adjournments thereof.

The Board of Directors of the Company would appreciate your signing and returning the accompanying form of proxy promptly so that, if you are unable to attend, your shares can nevertheless be voted at the Annual Meeting.

YOUR VOTE AND PROMPT RESPONSE IS IMPORTANT.  TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE SIGN AND MAIL YOUR PROXY PROMPTLY.

A.A. McLean
Chairman of the Board and
Chief Executive Officer

June 29, 2009

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL SHAREHOLDER MEETING TO BE HELD ON AUGUST 5, 2009

The Company’s proxy statement, form of proxy card and 2009 Annual Report to Shareholders are also available for review on the Internet at http://www.irinfo.com/wrld/WRLD2009.html.

WORLD ACCEPTANCE CORPORATION
108 Frederick Street
Greenville, South Carolina 29607

PROXY STATEMENT

The following statement, first mailed on or about June 29, 2009, is furnished in connection with the solicitation by the Board of Directors (the “Board”) of World Acceptance Corporation (the “Company”) of proxies to be used at the Annual Meeting of Shareholders of the Company (the “Meeting”) to be held on August 5, 2009, at 11:00 a.m., local time, at the Company’s main office at 108 Frederick Street, Greenville, South Carolina, and at any adjournment or adjournments thereof.

Copies of the Company’s 2009 Annual Report are provided with this proxy statement.  These documents are also available for review on the Internet at http://www.irinfo.com/wrld/WRLD2009.html.

The accompanying form of proxy is for use at the Meeting if a shareholder is unable to attend in person or plans to attend but prefers to vote by proxy.  The proxy may be revoked by the shareholder at any time before it is exercised by submitting to the Secretary of the Company written notice of revocation, or a properly executed proxy of a later date, or by attending the Meeting and electing to vote in person.  All shares represented by valid proxies received pursuant to this solicitation, and not revoked before they are exercised, will be voted in the manner specified therein.  If no specification is made, the proxies will be voted in favor of:

1.	The election to the Board of the seven (7) nominees named in this Proxy Statement; and

2.
The ratification of the Audit Committee’s selection of KPMG LLP as the independent registered public accounting firm to audit the consolidated financial statements of the Company and its subsidiaries for the fiscal year ending March 31, 2010.

The entire cost of soliciting these proxies will be borne by the Company.  In addition to the solicitation of the proxies by mail, the Company will request banks, brokers, and other record holders to send proxies and proxy materials to the beneficial owners of the Company’s common stock, no par value (the “Common Stock”), and secure the beneficial owners’ voting instructions, if necessary.  The Company will reimburse them for their reasonable expenses in so doing.  If necessary, the Company may use several of its regular employees, who will not be specially compensated, to solicit proxies from shareholders, either personally or by other forms of communication.

Pursuant to the provisions of the South Carolina Business Corporation Act, the Board of Directors has fixed June 17, 2009 as the record date for the determination of shareholders entitled to notice of and to vote at the Meeting and, accordingly, only holders of record of outstanding shares (the “Shares”) of the Common Stock at the close of business on that date will be entitled to notice of and to vote at the Meeting.

The number of outstanding Shares entitled to vote as of the record date was 16,231,962.       Each Share is entitled to one vote.   In accordance with South Carolina law and the Company’s bylaws,  a majority of the outstanding  Shares entitled to vote,  represented in person or by proxy, will constitute a quorum for the election of directors and the ratification of the selection of auditors.  Abstentions and broker non-votes (if any) will be counted for purposes of determining the presence or absence of a quorum.

With regard to the election of directors, votes may either be cast in favor of or withheld, and directors will be elected by a plurality of the votes cast.  Votes that are withheld will be excluded entirely from the vote and will have no effect on the outcome of the election of directors.  Selection of the independent registered public accounting firm will be ratified if more votes are cast in favor of such proposal than are cast against it.  Accordingly, abstentions will have no effect on the outcome of the vote on these proposals.  Broker non-votes (if any), will not be counted as votes cast and will have no effect on the outcome of the vote on any proposals.  Cumulative voting is not permitted under the Company’s articles of incorporation.

On June 17, 2009, the only class of voting securities the Company had issued and outstanding was its Common Stock.  The following table sets forth the names and addresses of, and the numbers and percentages of Shares beneficially owned by, persons known to the Company to beneficially own five percent or more of the outstanding Shares as of June 17, 2009.  Except as noted otherwise, each shareholder listed below possesses sole voting and investment (dispositive) power with respect to the Shares listed opposite the shareholder’s name.

Ownership of Shares by Certain Beneficial Owners
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

Thomas W. Smith (1) Scott J. Vassalluzzo Idoya Partners Prescott Associates L.P. 323 Railroad Avenue Greenwich, Connecticut 06830	2,501,291	15.41%

Columbia Wanger Asset Management L.P. (2) Columbia Acorn Trust 227 West Monroe Street, Suite 3000 Chicago, Illinois 60606	2,244,700	13.82%

Wellington Management Company, LLP (3) 75 State Street Boston, MA 02109	1,126,996	6.94%

Barclays Global Investors, N.A. (4) Barclays Global Fund Advisors et al. 45 Fremont Street San Francisco, California 94105	1,109,623	6.84%

(1)
Based on an amended Schedule 13G filed February 17, 2009.  Mr. Thomas W. Smith reported sole voting power over 414,000 shares and sole dispositive power over 534,550 shares.  Mr. Scott J. Vassalluzzo reported sole voting power over 30,000 shares and sole dispositive power over 67,788 shares.  Mr. Steven M. Fischer reported sole power voting and dispositive power over no shares.  Messrs. Smith, Vassalluzzo and Fischer reported shared voting and dispositive power over 1,966,741, 1,966,741 and 1,866,741 shares, respectively. Idoya Partners reported sole voting and dispositive power over no shares and shared voting and dispositive power over 976,917 shares.  Prescott Associates reported sole voting and dispositive power over no shares and shared voting and dispositive power over 839,893 shares. Voting and investment authority over investment accounts established for the benefit of certain family members and friends of Messrs. Smith and Vassalluzzo is subject to each beneficiary’s right, if so provided, to terminate or otherwise direct the disposition of the investment account.

(2)	Based on an amended Schedule 13G filed February 9, 2009. Columbia Wanger Asset Management, L.P. reported sole voting power over 2,129,700 shares and sole dispositive power over 2,244,700 shares.
(3)	Based on an amended Schedule 13G filed February 17, 2009. Wellington Management Company, LLP reported shared voting power over 678,296 shares and shared dispositive power over 1,126,996 shares.
(4)
Based on a Schedule 13G filed February 5, 2009.  Barclays Global Investors, NA reported sole voting power over 374,059 shares, sole dispositive power over 442,529 shares and shared voting and dispositive power over no shares.  Barclays Global Fund Advisors reported sole voting power over 471,826 shares, sole dispositive power over 656,219 shares and shared voting and dispositive power over no shares.  Barclays Global Investors, LTD reported sole voting power over 490 shares, sole dispositive power over 10,875 shares and shared voting and dispositive power over no shares.  Various other Barclays entities named in the filing reported no voting or dispositive power over listed shares.

ELECTION OF DIRECTORS

The Company’s bylaws provide for seven directors.  The Board of Directors, upon the recommendation of the Nominating and Corporate Governance Committee, has nominated the director candidates described below.  It is intended that the persons named in the accompanying proxy will vote only for the seven nominees for director named on the following pages, except to the extent authority to so vote is withheld with respect to one or more nominees.  Each director will be elected to serve until the next annual meeting of shareholders or until a successor is elected and qualified.  Directors will be elected by a plurality of the votes cast.

Although the Board does not expect that any of the nominees named will be unavailable for election, in the event of a vacancy in the slate of nominees occasioned by death or any other unexpected occurrence, it is intended that Shares represented by proxies in the accompanying form will be voted for the election of a substitute nominee selected by the Nominating and Corporate Governance Committee.

During the most recent fiscal year, the Board of Directors held four regularly scheduled meetings and took a number of actions by written consent.  Each director attended all meetings of the Board of Directors and all meetings of each committee on which he served.  The Board typically schedules a meeting in conjunction with the Company’s annual meeting of shareholders and expects that all directors will attend the annual meeting absent a schedule conflict or other valid reason.  All of our directors attended the Company’s fiscal 2008 Annual Meeting.

The Board of Directors maintains an Audit Committee on which Messrs. Way (Chairman), Bramlett, and Whitaker serve.  The Audit Committee reviews the  results  and  scope of each  audit,  the  service  provided  by  the  Company’s  independent registered public accounting firm and all related-party transactions.  The Board has determined, in accordance with NASDAQ  independence  requirements,  that  each  member  of  the  Audit  Committee  is  an independent director.  In addition, the Board has determined that each member of the Audit Committee meets the heightened standards of independence for audit committee members under the Securities Exchange Act of 1934.  The Audit Committee met four times during fiscal 2009 and once thus far in fiscal 2010 prior to the filing of this Proxy Statement. This included quarterly conference call meetings with management and the Company’s independent auditors to review interim financial information prior to its public release. Additional information regarding the Audit Committee is set forth below under “Appointment of Independent Registered Public Accountants.”

The Company’s Audit Committee, consistent with its established practice, reviews and considers any “related person” transactions, within the meaning of Item 404(a) of Regulation S-K under the Securities Act of 1933, as well as any matters regarding the Company’s outside directors, that the Committee believes may present a conflict of interest or potentially impair the independence of one of the Company’s outside directors.  The Committee typically conducts this review in conjunction with the preparation of materials for the Company’s annual meeting of shareholders, or on any such other occasion when such transactions are brought to the attention of the Committee, and applies its own judgment, in conjunction with SEC disclosure and NASDAQ independence rules, in assessing such transactions and determining the impact of such transactions on the independence of an outside director.

The Board also maintains a Compensation and Stock Option Committee on which Messrs. Bramlett (Chairman), Hummers and Way serve. This Committee establishes and reviews the compensation criteria and policies of the Company, reviews the performance of selected officers of the Company and recommends appropriate compensation levels to the Board of Directors. Additionally, this Committee administers the Company’s 1992, 1994, 2002, 2005 and 2008 Stock Option Plans.  The Board has determined, in accordance with NASDAQ independence requirements, that each member of the Compensation and Stock Option Committee is an independent director.  The Compensation and Stock Option Committee met four times during the most recent fiscal year and four times thus far in fiscal 2010 prior to the filing of this Proxy Statement.  Additional information regarding the Compensation and Stock Option Committee is set forth below under “Executive Compensation – Compensation Discussion and Analysis.”

The Board also maintains a Nominating and Corporate Governance Committee on which Messrs. Gilreath (Chairman), Hummers and Whitaker serve. This committee makes recommendations to the Board regarding nominations for director and senior executive candidates, makes recommendations regarding membership of Board Committees and reviews issues with respect to the structure of Board meetings.  This Committee meets at the discretion of the Board or at the call of any two directors.  The Board has determined, in accordance with NASDAQ independence requirements, that each member of the Nominating and Corporate Governance Committee is an independent director.  This Committee met once in fiscal 2009 and once thus far in fiscal 2010 prior to the filing of this Proxy Statement.  Additional information regarding the Nominating and Corporate Governance Committee is set forth below under “Corporate Governance Matters – Director Nominations.”

Below is a list of nominees for election to the Board of Directors.  Each nominee’s name, age, current principal occupation (which has continued for at least five years unless otherwise indicated) and the name and principal business of the organization in which that occupation is carried on, the year each incumbent was first elected to the Board, all positions and offices presently held with the Company, and directorships in other public companies are set forth below. Each of the nominees served on the Board of Directors during the Company’s last fiscal year.  None of the following nominees or current directors is related (as first cousin or closer) by blood, marriage, or adoption to any other nominee, director, or person who may be deemed to be an executive officer of the Company.

The Board unanimously recommends a vote FOR the election of these nominees for Director.

A. ALEXANDER McLEAN, III (58), Chairman of the Board of Directors and Chief Executive Officer, World Acceptance Corporation.  Mr. McLean has served as Chairman of the Board since August 2007 and as chief executive officer since March 2006, as executive vice president from August 1996 to March 2006, as senior vice president from 1992 to August 1996, as vice president from 1989 to 1992, and as chief financial officer from June 1989 until March 2006.  Mr. McLean has served as a director of the Company since June 1989.

JAMES R. GILREATH (67), Attorney, The Gilreath Law Firm, P. A., Greenville, South Carolina, a law firm.  Mr. Gilreath has practiced law in Greenville, South Carolina since 1968 and in addition to his law degree also has a LLM in taxation.  Mr. Gilreath has served as a director of the Company since April 1989.

WILLIAM S. HUMMERS, III (63), Retired.  Mr. Hummers served as Vice Chairman and Executive Vice President of The South Financial Group, Inc., formerly Carolina First Corporation, from 1988 until December 2006. Mr. Hummers currently serves as a director of The South Financial Group, Inc.  Mr. Hummers has served as a director of the Company since April 1989.

CHARLES D. WAY (56), Retired.  From 1989 until 2006, Mr. Way served as chief executive officer of Ryan’s Restaurant Group, Inc., and as its chairman from 1992 until 2006.  From 1988 to 2004, Mr. Way served as President of Ryan’s Family Steak House, Inc.  From 1986 until 1988, Mr. Way served as executive vice president, treasurer and secretary of Ryan’s Family Steak House, Inc.  Mr. Way has served as a director of the Company since September 1991.

KEN R. BRAMLETT, JR. (49), Senior Vice President and General Counsel, COMSYS IT Partners, Inc. a public IT Services Company (NASDAQ: CITP) from January 1, 2006 to present.  From 2005 to 2006, Mr. Bramlett was a partner of Kennedy Covington Lobdell & Hickman, LLP, a Charlotte, North Carolina law firm.  From 1996 to 2004, Mr. Bramlett served as Senior Vice President and General Counsel of Venturi Partners, Inc., (formerly known as Personnel Group of America, Inc.), Charlotte, North Carolina, an information technology and personnel staffing services company.  Mr. Bramlett also served as chief financial officer of Venturi from October 1999 to January 2001, and as a director of that company from August 1997 to January 2001.  Prior to October 1996, Mr. Bramlett was an attorney with Robinson, Bradshaw & Hinson, P.A., a Charlotte, North Carolina, law firm, for 12 years.  Mr. Bramlett also serves as a director of Raptor Networks Technology, Inc.  Mr. Bramlett has served as a director of the Company since October 1993.

MARK C. ROLAND (52), President and Chief Operating Officer, World Acceptance Corporation.  Mr. Roland has served as president since March 2006 and chief operating officer since April 2005.  Mr. Roland served as executive vice president from April 2002 to March 2006, and senior vice president from January 1996 to April 2002.  Mr. Roland served as senior vice president – operations support of Fleet Finance in Atlanta, Georgia from January 1993 to January 1996.  Mr. Roland has served as a director of the Company since August 2007.

DARRELL E. WHITAKER (51), President and Chief Operating Officer of IMI Resort Holdings, Inc. a sales and marketing company of luxury real estate. Before joining IMI in January of 2004, Mr. Whitaker served as the Chief Operating Officer and VP of Finance and Corporate Secretary of The Cliffs Communities, Inc., a developer of high end resort communities.  He joined the Cliffs Communities, Inc. in July 1998 as Chief Financial Officer, a position he held until becoming COO in August 2001.  In addition, he has held executive management positions with leading corporations such as Ryan’s Family Steak House, Inc. from the hospitality industry, Baby Superstores, Inc. from the retail industry and Food Lion, Inc. from the supermarket industry.  Mr. Whitaker has served as a director of the Company since May 2008.

The following table sets forth the sole (unless otherwise indicated) beneficial ownership, as defined by Rule 13d-3 promulgated under the Securities Exchange Act of 1934, of Shares as of June 17, 2009, for each director, nominee, or executive officer identified in the Summary Compensation Table and all directors and executive officers as a group.

OWNERSHIP OF COMMON STOCK OF MANAGEMENT

	Shares Beneficially Owned
Name of Individual or Number in Group	Amount (1)		Percent of Class

A. Alexander McLean, III	190,873	(2)	1.2%
James R. Gilreath	105,500	(3)	*
Ken R. Bramlett, Jr.	51,280		*
Mark C. Roland	71,085		*
Charles D. Way	44,000		*
William S. Hummers, III	26,780		*
Kelly M. Malson	40,621		*
James Daniel Walters	15,200	(4)	*
Francisco J. Sauza	12,959	(5)	*
Darrell E. Whitaker	6,000		*
Directors and all executive officers as a group (12 persons)	581,898		3.6%

*Less than 1%.
(1)
Includes the following Shares subject to options exercisable within 60 days of June 17, 2009: Mr. McLean – 65,500; Mr. Gilreath – 36,000; Mr. Bramlett – 36,000; Mr. Roland – 38,000; Mr. Way – 30,000; Mr. Hummers – 13,500; Ms. Malson – 16,400; Mr. Walters – 13,200; Mr. Sauza – 2,400.  Directors and Executive Officers as a group – 268,600.

(2)	Includes 51,000 Shares in a self-directed retirement account maintained for the benefit of Mr. McLean. Also includes 48,880 Shares which are pledged as security.
(3)	Includes 7,500 Shares held in a profit-sharing trust for which Mr. Gilreath serves as trustee. Also includes 53,000 Shares in a limited partnership in which Mr. Gilreath is a partner.
(4)	Includes 900 Shares held by Mr. Walters’ spouse. Mr. Walters disclaims beneficial ownership of these Shares.
(5)	Includes 3,000 Shares which were granted on May 11, 2009. Includes 1,000 Shares held by Mr. Sauza’s spouse.

CORPORATE GOVERNANCE MATTERS

Corporate Governance Policy and Committee Charters

In furtherance of its goal of providing effective governance of the Company’s business and affairs for the benefit of shareholders, the Board of Directors of the Company has adopted a corporate governance policy.  Copies of the governance policy and the committee charters for the Company’s Audit Committee, Compensation and Stock Option Committee and Nominating and Corporate Governance Committee are available on the Company’s website, at www.worldacceptance.com as well as by mail to any shareholder who requests a copy by writing to the Company’s Corporate Secretary at P.O. Box 6429, Greenville, SC 29606.

Director Independence

The Board of Directors has determined that a majority of its members, specifically, Mr. James R. Gilreath, Mr. William S. Hummers, III, Mr. Charles D. Way, Mr. Ken R. Bramlett, Jr. and Mr. Darrell E. Whitaker, are independent within the meaning of the independence requirements of NASDAQ.  In considering its independence determination with respect to Mr. Hummers, the Board considered Mr. Hummers’ position as a director of the parent corporation of one of the lenders under the Company’s revolving credit facility and determined that this relationship did not impair Mr. Hummers’ independence.  Mr. A. Alexander McLean, Chairman and Chief Executive Officer, and Mr. Mark C. Roland, President and Chief Operating Officer, do not meet the independence requirements of NASDAQ.

Audit Committee Financial Experts

The Board of Directors has determined that each current member of the Audit Committee, Mr. Way, Mr. Bramlett and Mr. Whitaker, is an audit committee financial expert. Each of these three directors is also “independent” as that term is defined in accordance with the independence requirements of NASDAQ.

Executive Sessions of Non-Management Directors

Non-management Board members meet without management present at regularly scheduled executive sessions.  In addition, to the extent that the group of non-management directors include directors that are not independent directors, at least once a year an executive session including only independent directors will be scheduled.  Mr. Gilreath, or any successor Chairman of the Nominating and Corporate Governance Committee, will preside over meetings of the non-management or independent directors.

Code of Business Conduct and Ethics

The Company has adopted a written Code of Business Conduct and Ethics (the “Code of Ethics”) that applies to all directors, employees and officers of the Company (including the Company’s Chief Executive Officer (principal executive officer) and Senior Vice President and Chief Financial Officer (principal financial and accounting officer)).  The Code of Ethics has been incorporated by reference as an exhibit to the Company’s Annual Report on Form 10-K for the year ended March 31, 2009.  A copy of the Code of Ethics is also available on the Company’s website at www.worldacceptance.com, and to any shareholder who requests a copy by writing to the Company’s Corporate Secretary at P.O. Box 6429, Greenville, South Carolina 29606.

Shareholder Communications with Directors

Any shareholder who wishes to communicate with the board of directors, or one or more individual directors, may do so by writing to this address:

World Acceptance Corporation
Board Administration
c/o Corporate Secretary
P. O. Box 6429
Greenville, South Carolina 29606

Your letter should indicate that you are a shareholder.  Depending on the subject matter, management will:

•	Forward the communication to the director or directors to whom it is addressed;

•	Attempt to address the communication directly, for example, where it is a request for information about the Company or a stock-related matter; or

•	Not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.

At each meeting of the Board, a member of management will present a summary of all communications received since the last meeting that were not forwarded.  Those communications are available to the directors on request.

Director Nominations

The Board of Directors is responsible for nominating members of the Board and for filling vacancies on the Board that may exist between annual meetings of shareholders, except to the extent that the Company’s bylaws or applicable South Carolina law require otherwise.  The Board of Directors has delegated the screening process for director nominees to the Nominating and Corporate Governance Committee (the “Governance Committee”). The Company’s Governance Committee consists of three “independent” directors, as determined by the Board in accordance with applicable NASDAQ standards.

The Company’s corporate governance policy outlines certain minimum criteria for Board membership.  These criteria reflect the Board’s belief that all directors should have the highest personal and professional integrity and, as a general rule, should be persons who have demonstrated exceptional ability, diligence and judgment.  In addition, the policy requires that at least a majority of the Board consist of independent directors.  The Governance Committee has not developed or recommended to the Board any specific criteria for Board membership to complement these general criteria.  However, the Governance Committee believes that directors should, at a minimum, have expertise that may be useful to the Company.  Directors should also be willing and able to devote the required amount of time to Company business.

The Governance Committee applies these criteria when evaluating all nominee candidates.  When current Board members are considered for nomination for re-election, the Governance Committee also considers their prior Board contributions and meeting attendance records.

When seeking director candidates, the Governance Committee may solicit suggestions from incumbent directors, management or others.  Consistent with the Company’s corporate governance policy, the Governance Committee will also consider candidates recommended by shareholders, provided that such nominations are made in writing and are received by the Company at its executive offices not later than, in the case of nominees to be considered for election at the 2010 Annual Meeting of Shareholders, March 2, 2010 (which is the business day closest to, but not less than, 120 days prior to the anniversary of this Proxy Statement).  Any nomination should be sent to the attention of the Company Secretary and must include, concerning the director nominee, the following information:  full name, age, date of birth, educational background and business experience, including positions held for at least the preceding five years.  The nomination must also include the nominee’s home and business addresses and telephone numbers and include a signed representation by the nominee to timely provide all information requested by the Company as part of its disclosure in regard to the solicitation of proxies for the election of directors.  The name of each such candidate for director must be placed in nomination at the Annual Meeting by a shareholder present in person.  The nominee must also be present in person at the meeting.  A vote for a person who has not been duly nominated pursuant to these requirements is void.

The Governance Committee’s process for recommending nominees begins with a preliminary assessment of each candidate based on the individual’s resume and biographical information, willingness to serve and other background information.  This information is evaluated against the criteria stated above and the specific needs of the Company at that time.  After these preliminary assessments, the candidates who appear best suited to meet the Company’s needs may be invited to participate in a series of interviews to continue the evaluative process.  Incumbent directors, however, generally are not required to interview again.  On the basis of the information learned during this process, the Governance Committee determines which nominees to recommend to the Board for nomination.

The Company’s Governance Committee does not currently use the services of any third party search firm to assist in identifying or evaluating board candidates.  However, the Committee may engage a third party to provide these services in the future, as it deems appropriate at the time.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than 10 percent of a registered class of the Company’s equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company.  Executive officers, directors, and greater-than-10-percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.  To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, all of the Company’s executive officers, directors, and greater-than-10-percent beneficial owners have complied with such reporting requirements during the fiscal year ended March 31, 2009, except that the two Form 4 reports with respect to two transactions were filed late for Mr. Darrell E. Whitaker.

Executive Compensation

Compensation Discussion and Analysis

Process Overview

The Company’s  Compensation and Stock Option Committee (sometimes referred to below as the Compensation Committee or the Committee) is empowered to review and approve, or in some cases recommend for approval by the full Board of Directors, the annual compensation paid to, and the compensation practices and procedures regarding, the five executive officers of the Company identified below in the Summary Compensation Table, who are also sometimes referred to in this Proxy Statement as the Company’s Named Executive Officers, (“NEOs”): Chief Executive Officer (“CEO”); President and Chief Operating Officer (“COO”); Senior Vice President and Chief Financial Officer (“CFO”); Senior Vice President – Mexico; and Senior Vice President – Southern Division.  The Company’s Compensation Committee is also empowered to review and approve, or in some cases recommend for approval by the full Board of Directors, the annual compensation and compensation practices and procedures regarding the 2 executive officers who are not NEOs, and the 24 non-executive officers of the Company.

Role of Executives in Establishing Compensation

The Company’s CEO plays a role in the assessment and recommendation of compensation award decisions for his direct reports, including the assessment and recommendation of compensation for the Company’s CFO. He provides information to the Committee regarding compensation matters and, in such instances, helps set the agenda for compensation discussions. He does not play a role in recommendations regarding his own compensation, the compensation of the Company’s directors or the compensation of employees other than his direct reports.

Compensation Committee Activity

The Compensation Committee meets as often as it determines necessary to carry out its duties and responsibilities.  This includes regularly scheduled meetings and, if necessary, special meetings. The regular meeting schedule is established in consultation with management. The Committee members review and approve the minutes of each meeting. Any special meetings of the Committee are initiated by the Chairman of the Committee or at management’s request. Generally, the agenda for each meeting includes regular administrative items to be considered by the Committee and any specific topics the Chairman or any other Committee member may want to discuss. The Committee from time to time seeks input from the CEO in setting the agenda. Members of management provide information to the Committee that management believes will be helpful to the Committee in discussing agenda topics. Management also provides materials that the Committee specifically requests.

The Company’s CEO is typically invited to attend general sessions of the Compensation Committee, and, depending upon the topic to be discussed, may be invited to attend executive sessions of the Committee. The Committee believes that the CEO’s insight into particular compensation matters is an important factor when discussing and making such decisions regarding such matters. The Company’s CEO is not present during Committee discussions concerning his own compensation. Other members of management attend meetings and executive sessions upon invitation by the Committee if and when the Committee believes their advice and input regarding specific matters before the Committee would be useful and appropriate.

The Committee met four times since the beginning of the last fiscal year and four times in fiscal 2010 prior to the filing of this Proxy Statement. The authority and responsibilities of the Compensation Committee are set forth in more detail in the Committee’s charter, which is available on the Company’s website, at www.worldacceptance.com.

Objectives of the Compensation Program

The primary objectives of the Company’s compensation program, including the executive compensation program, are (i) to attract and retain highly capable and well-qualified executives and other employees, (ii) to focus executives on driving specified operating results and (iii) to focus executives’ efforts on increasing shareholder value.  A further objective of the compensation program is to provide incentives and rewards to executives and other employees for their contribution to the Company. In addition, the Company strives to promote an ownership mentality among executives, other employees and the Board of Directors and to structure compensation programs and make compensation decisions that are based on performance.

What the Company’s Compensation Program is Designed to Reward

The Company’s compensation program is designed to create a collegial atmosphere that encourages executives to cooperate toward the achievement of goals that benefit the Company and shareholders as a whole, while at the same time rewarding each executive’s and other employee’s individual contribution to the Company.  The Committee has established a compensation package consisting of base salary, short-term incentive compensation in the form of annual cash bonuses based on the performance of the Company during the prior fiscal year, and long-term incentive compensation primarily in the form of discretionary stock options and restricted stock awards that historically have vested over a period of time.

The Compensation Committee believes that it is desirable to tie a significant percentage of the executive officer’s overall compensation to the achievement of performance goals designed to maximize shareholder value.  Accordingly, executive employment agreements and Executive Incentive Plan provide for base salary levels, subject to adjustment at the discretion of the Compensation Committee, and potentially significant annual cash bonus awards based on the achievement of objective annual Company performance goals.  The Committee intends to use stock options and restricted stock, with appropriate vesting criteria, as further means of attracting and retaining qualified and highly talented executive officers with a market competitive compensation program that supplements the base salary and bonus elements with longer-term incentives.  The Committee also believes that these equity-based awards serve the useful purpose of fostering an ownership mentality in executives and fairly linking the value of a significant component of executive compensation to the value realized by the Company’s shareholders.  The same key components and compensation philosophy, at differing amounts, are applied to key employees at all levels within the Company.

The Executive Incentive Plan is based on the Company’s achievement of pre-established annual goals related to (1) increases in earnings per share, (2) growth in loan receivables, (3) expense control, and (4) charge-off control.    The Compensation Committee selected these goals to motivate and reward the maximization of shareholder value based on its belief that earnings per share is the most direct measure of shareholder value and that growth in loans receivable combined with expense control and charge-off control are the three most significant determinants of earnings per share.  In fiscal 2009, incentive compensation averaged approximately 73.0% of the total compensation earned by the NEOs.

Stock price performance has not been a factor in determining annual compensation because the price of the Company’s stock is subject to a variety of factors outside management’s control such as historically low float and trading volumes.  The Company has not historically used a rigid formula for allocating between cash and non-cash compensation.

Compensation Benchmarking

The Compensation Committee has the sole authority to hire and dismiss outside compensation consultants.  In June 2007, the Committee engaged Semler Brossy Consulting Group, LLC (“Semler Brossy”) to prepare a compensation survey and in October 2007 engaged Semler Brossy again to prepare proposed long term incentive guidelines for the CEO, CFO, and COO positions.  Semler Brossy compared the compensation and long-term incentive program for these three executives with the compensation programs of a 13 company peer group selected by Semler Brossy and consisting of publicly traded, consumer finance businesses, and other non-banking companies ranging from one-third to three times the Company’s market capitalization as of March 31, 2006.  The peer group companies were as follows: Advance America Cash Advance Centers; Cash America International Inc.; CompuCredit Corp; Credit Acceptance Corp; EZCORP Inc; First Cash Financial Services Inc.; Infinity Property and Casualty Corp; National Interstate Corp; QC Holdings Inc.; RLI Corp; Safety Insurance Group Inc.; and United PanAm Financial Corp.  This peer group was selected in an effort to ensure that our total compensation programs for these three executive officers are competitive in attracting and retaining exceptional executive talent.  As of the survey date these 13 companies market capitalization ranged from $227 million to $2.0 billion, and the Company’s market capitalization ranked seventh among this group.  Based on the surveys, the Company’s fiscal 2007 compensation was as follows:

•	Cash compensation for the CEO and CFO was below the 25th percentile and essentially equal to the median for the COO.

•
Long-term incentive levels were below competitive levels for the CEO, but above competitive levels for the COO and CFO.  In fiscal 2007 these three executives received identical dollar value long-term incentive awards.

•	Total compensation (cash and equity grants) for the CEO was below competitive levels, but both the COO and CFO were paid within a reasonable competitive range.

After reviewing the 2007 surveys, the Compensation Committee made a one-time adjustment to the three executives’ base salaries to be more in line with the competitive levels.  The base salary adjustment was transitioned over a two-year period (fiscal 2008 and fiscal 2009).

Semler Brossy also suggested that the Compensation Committee consider a transition towards a more structured annual equity grant approach in which long-term incentive awards are made annually to these three executives in amounts equal to a percentage of each executive’s base salary.  The Compensation Committee used the 2007 survey results in the development of the compensation programs for 2008 and 2009 for the CEO, CFO and COO.

For fiscal 2008 and 2009, the Compensation Committee changed the long-term incentive award targets for these three executive officers to receive equity grants within the following target ranges:

	Long Term Incentive Target
	Percent of Salary		Percent of Shares Awarded
Executive	Target	Maximum	Time Based	Performance Based
A.A. McLean III	125%	175%	67%	33%
Kelly M. Malson	75%	125%	67%	33%
Mark C. Roland	90%	140%	67%	33%

In May 2009, the Compensation Committee engaged Semler Brossy, to perform a similar survey for the senior vice presidents of operation. As of the date of filing this Proxy Statement, the survey had not been completed.

Executive Officer Changes

As of May 19, 2008, Mr. Sauza was designated as an executive officer.  There were no other changes to the Company’s executive officers during fiscal 2009.

The Role of Employment Agreements

The Company maintains employment agreements with Mr. McLean, Mr. Roland, Ms. Malson and Mr. Sauza, which are described below in more detail under “Executive Compensation – Retention Agreements.”  The Committee believes that the employment contracts are necessary to secure the services of those individuals on the terms and conditions stated in the agreements, and to provide management stability should there occur a significant corporate change in control event.  The employment agreements with these executives run for three-year terms expiring on May 20, 2010, May 20, 2010, August 26, 2010 and May 31, 2011, respectively.  These agreements generally provide for the payment of severance benefits above and beyond compensation accrued through the date of separation in cases in which the executive is terminated without cause or is constructively discharged.  In cases of a change in control of the Company (as generally defined under the agreements in accordance with Section 409A of the Internal Revenue Code), the severance benefits are triggered only in the event there is both a change in control and the executive is terminated without cause or constructively discharged within two years following the change in control, except Mr. Sauza whose benefits are triggered within one year following a change in control.  The Committee believes that the change in control severance triggers in these agreements strike an appropriate balance between Company and shareholder concerns about executive retention in the event of a change in control versus the executives’ legitimate concerns regarding termination or diminution of duties in such an event.

Elements of Company’s Compensation Program

Base Salary and Executive Incentive Plan

Annual executive officer cash compensation consists of a base salary component and the Executive Incentive Plan discussed above.  It is the Compensation Committee’s intention to set total executive cash compensation high enough to attract and retain highly capable and well-qualified executives, but at levels that fairly balance the goals of compensation relative to the interests of the Company’s shareholders and are dependent to a significant extent on Company performance.

A key objective of the executive pay program is to deliver compensation that is related to the Company’s performance. In determining how compensation is allocated among the various compensation elements and appropriate levels of each, the Committee reviews competitive practice and internal relationships among executives and the other employees of the Company. Long-term incentive awards make up the difference between the overall market level for total compensation and the salary plus target bonus as determined by the Committee.

The Compensation Committee targets base salary at the median of comparative market data, and normally provides bonus opportunities that are directly in line with Company’s performance.  The Executive Incentive Plan (EIP) is based on the Company’s achievement of pre-established annual goals related to (1) increases in earnings per share, (2) growth in loan receivables, (3) expense control, and (4) charge-off control.  The Compensation Committee selected these goals to motivate and reward the maximization of shareholder value based on its belief that earnings per share is the most direct measure of shareholder value and that growth in loans receivable combined with expense control and charge-off control are the three most significant determinants of earnings per share.

In addition to the annual review of compensation levels, market positioning is considered when a program component is introduced or modified, and when individual compensation decisions – such as salary increases and bonus awards – are made. While the Committee considers multiple factors in making decisions about new programs and individual decisions, all compensation decisions are evaluated against their impact on the desired positioning.

The variable nature of the EIP and the Long Term Incentive Award (LTIA) programs means that actual annual compensation each year is likely to vary from the initial target. Executives’ overall annual compensation is weighted towards compensation that varies with performance. This is intended to ensure that executive interests are aligned with those of the Company’s shareholders. At target performance, the mix between fixed and variable compensation, and cash versus non-cash compensation, is outlined in the table below.

	% of fiscal 2009 Target Total Compensation
Executive	Salary	EIP (2)	LTIA (3)	Fixed (4)	Variable (5)	Cash	Non-Cash
A.A. McLean III	31.4	31.4	37.3	56.3	43.7	62.7	37.3
Kelly M. Malson	34.7	28.9	36.4	59.4	40.6	63.6	36.4
Mark C. Roland	32.9	29.6	37.5	58.2	41.8	62.5	37.5
James. D Walters (1)	39.7	29.1	31.2	70.9	29.1	68.8	31.2
Francisco J. Sauza (1)	43.7	36.4	19.9	63.6	36.4	80.1	19.9
(1)	Semler Brossy has been hired by the Compensation Committee to provide a survey related to these NEOs. As of the filing of this proxy that survey has not been completed.
(2)	Represents the non-equity Incentive Bonus.
(3)	Represents Stock Option or restricted stock grants.
(4)	Includes salary and stock options and restricted stock grants during the year that have specific vesting dates.
(5)	Includes the non-equity incentive bonus and the performance based restricted stock grants.

Stock Option Grants and Restricted Stock Grants

Each of the Company’s executive officers receives stock option grants or restricted stock under the Company’s stock option plans, but the NEO’s are transitioning towards restricted stock.  All of the Company’s full time employees are eligible for stock option grants through the Company’s stock option plans.  Approximately 88% and 6% of the stock options and restricted stock, respectively, granted under the plan in fiscal 2009 were granted to employees who are not executive officers.  Approximately 89% and 9% of the stock options and restricted stock, respectively, granted under the plan in fiscal 2008 were granted to employees who are not executive officers.

The Compensation Committee believes that through the Company’s broad-based equity award plans, the economic interest of employees, including executives, are more closely aligned to those of the Company’s shareholders.  The decision on the number of stock options or shares of restricted stock granted to each executive officer is made by the Compensation Committee on a discretionary rather than formula basis.

The Compensation Committee believes it is appropriate to position executive officer compensation at or around the median of the market for a comparable position.  This results in the package remaining competitive enough to attract and retain top talent while not over rewarding average performance. Compensation is set higher for exceptional business performance, for key skills in critical demand, and for positions that are of particularly high internal value.  The Company is willing to pay above the industry median to motivate, reward and retain performers that significantly exceed the Company and individual goals.

The Company grants all equity incentive awards based on the fair market value as of the date of grant.  The value of restricted stock grants and the exercise price for stock option grants are determined by reference to the last quoted price per share on the NASDAQ at the close of business on the date of grant.

Option and restricted stock awards under the compensation programs are made at regularly scheduled Compensation Committee meetings or, as may be needed in the case of new hires, promotions, or inadvertent omissions of employees from the regularly scheduled annual grants, at properly noticed special meetings.

Post-Employment Compensation

The Company has instituted a Supplemental Executive Retirement Plan (“SERP”), which is a non-qualified executive benefit plan in which the Company agrees to pay the participating executive additional benefits in the future, usually at retirement, in return for continued employment by the executive. Based on Company recommendations, the Compensation Committee approves the key executives who participate in the SERP.   The SERP is an unfunded plan, which means there are no specific assets set aside by the Company to fund its obligations under the plan.  The executive has no rights under the plan beyond those of a general creditor of the Company.  There are currently eleven senior level managers, including all the executive officers, who participate in the SERP.   The SERP contracts provide for a retirement benefit of 45% of the participant’s  final  base  salary,  multiplied by a  “Days of Service Fraction” should the participant elect early retirement, for a period of 15 years. No participant will be granted early retirement until the participant has reached age 57, has been a participant of the plan for at least 8 years and obtains permission from the Board of Directors.  More information regarding the SERP is set forth below under “Executive Compensation – Supplemental Executive Retirement Plan.”

Stock Ownership/Retention Guidelines

Currently, the Company does not maintain stock ownership guidelines or have a stock retention policy applicable to its executive officers, and is not considering any such guidelines or policy at this time.

Other Elements of Compensation and Perquisites:

In order to attract and retain top caliber executives and to pay them market levels of compensation, the Company provides NEOs and certain other employees the following benefits and perquisites:

•
Medical Insurance.  The Company makes available to each NEO, the NEO’s spouse and dependents such health and dental insurance coverage as the Company may from time to time make available to its other employees, officers and executives.  The Company pays the same portion of the premiums for these insurances for its NEOs as it does for all of its employees.

•
Life and Disability Insurance.  The Company provides each NEO long term disability and life insurance as the Company in its sole discretion may from time to time make available to its other officers and employees.

•
Deferred Compensation.  The Company maintains for its senior and executive officers a Non-Qualified Deferred Compensation Plan.  No executive officers currently participate in this plan and the plan is unfunded.

•
Defined Contribution Plan.  The Company offers the Section 401(k) Retirement Plan (the “401(k) Plan”), a tax qualified retirement plan, to its eligible employees.  The 401(k) Plan permits eligible employees to defer up to 15% of their annual eligible compensation, subject to certain limitations imposed by the Internal Revenue Code.  The employees’ elective deferrals are immediately vested and non-forfeitable in the 401(k) Plan. The Company makes a matching contribution equal to 50% of the employees’ contributions for the first 6% of annual eligible deferred compensation, which vests over a 6 year period

•	Company Car. The Company provides each NEO and each of its other officer level employees the unrestricted use of a Company car at no expense to the officer employee.

•
Company Aircraft. The Company allows the NEOs and their spouses or family members to fly on the Company aircraft when used concurrently with another official Company function.  No other personal use of the Company aircraft is allowed.

•
Other.  The Company makes available certain perquisites or fringe benefits to executive officers and other employees, such as professional society dues, food, and recreational fees incidental to official Company functions.

How the Company Chose Amounts and/or Formulas for Each Element

Base Compensation

The Company is committed to retaining talented executives capable of diverse responsibilities and, as a result, believe base salaries for executives should be maintained at rates at or slightly ahead of market rates.  The Compensation Committee assesses base salaries for each position, based on the value of the individual’s experience, performance and/or specific skill set, in the ordinary course of business, but generally not less than once each year at or around the time that our annual budget is approved.

Annual Bonus

It is the Compensation Committee’s objective to have a substantial portion of each officer’s compensation contingent on the Company’s performance as well as upon his or her own level of performance and contribution towards the Company’s performance.  Executive officers, as well as non-executive officers and other employees, receive bonus compensation in the event certain specified corporate performance measures are achieved.  As an officer’s level of responsibility increases, it is the Compensation Committee’s intent to have a greater portion of the officer’s total compensation be dependent upon the Company’s performance rather than on base salary.

The table below shows the maximum incentive compensation payable to NEOs for fiscal 2009 as a percentage of base salary and the particular targets, as a percentage of the executive’s overall incentive opportunity, on which the incentive compensation opportunity is based.

Name	Maximum Incentive Compensation as a % of Base Salary	% of Incentive Opportunity tied to EPS Increase	% of Incentive Opportunity tied to Loan Receivable Growth	% of Incentive Opportunity tied to Expense Control	% of Incentive Opportunity tied to Charge- off Control
A. A. McLean III	150%	40%	30%	20%	10%
Kelly M. Malson	125%	40%	30%	20%	10%
Mark C. Roland	135%	40%	30%	20%	10%
Francisco Javier Sauza	50%	40%	35%	25%	0%
James D. Walters	50%	40%	35%	25%	0%

In addition to the incentive compensation above, Mr. Walters is eligible for an additional incentive compensation amount equal to 50% of his base salary based on the achievement of business unit performance goals, which are as follows:

Maximum Incentive Compensation as a % of Base Salary	% of Incentive Opportunity tied to Profit	% of Incentive Opportunity tied to Net Bad Debt	% of Incentive Opportunity tied to Delinquency	% of Incentive Opportunity tied to Loan Receivable Growth
50%	20%	30%	20%	30%

In addition to the incentive compensation above, Mr. Sauza is eligible for an additional incentive compensation amount equal to 75% of his base salary based on the achievement of business unit performance goals, which are as follows:

Maximum Incentive Compensation as a % of Base Salary	% of Incentive Opportunity tied to Profit	% of Incentive Opportunity tied to Net Bad Debt	% of Incentive Opportunity tied to Branch Openings
75%	33%	33%	33%

Approximately 71.6% of the aggregate amount of annual bonus earned by Company employees in fiscal 2009 was awarded to employees who are not NEOs.

Timing of Compensation Decisions

All elements of executive officer and non-executive officer compensation are reviewed in May or June after a review of the financial statements, operating objectives and personal objectives for the prior fiscal year has been completed.

The Compensation Committee may, however, review salaries or grant stock options or restricted stock at other times as a result of new appointments or promotions during the year.  The following table summarizes the approximate timing of the more significant compensation events:

Event	Timing
Set Board and Committee meeting dates
At least 1 year prior to meeting dates. Board meetings have historically been held in February, May, August and November.

Compensation Committee meeting dates have historically been  in May and November.

Establish executive and non-executive officer financial and personal objectives	May or June of each fiscal year for the current year.

Review and approve base salary for executive and non-executive officers	May of each fiscal year for the current year.

Determine stock option grants and restricted stock grants for executive officers, non-executive officers, and other employees	October or November of each fiscal year for the current year.

Summary Compensation Table

The following table includes information concerning compensation for each of the three full fiscal years ended March 31, 2009, 2008 and 2007 to the five NEOs, including the CEO, CFO and three other most highly compensated executive officers of the Company who were serving as such as of March 31, 2009.

Name and Principal Position	Year	Salary ($) (1)	Bonus ($)	Stock Awards ($) (2)	Option Awards ($) (2)	Non- Equity Incentive Plan Compen -sation ($) (3)	Change in Pension Value and Non- qualified Deferred Compensation Earnings ($) (4)	All Other Compensation ($) (5)	Total ($)
A.A. Mclean, III	2009	$389,167	-	$420,857	$94,192	$420,000	$142,697	$43,243	$1,510,156
Chief Executive	2008	323,863	-	325,600	132,886	485,750	134,620	29,546	1,432,265
Officer	2007	268,180	-	225,274	237,230	375,452	72,791	33,725	1,212,652

Kelly Malson (6)	2009	171,667	-	204,934	62,299	153,127	27,871	32,057	651,955
Senior Vice President	2008	151,667	-	229,686	88,127	179,800	26,293	24,406	699,980
and Chief	2007	135,000	-	225,274	156,304	151,200	-	20,637	688,415
Financial Officer

Mark C. Roland	2009	295,000	-	332,163	104,654	283,500	80,561	33,560	1,129,438
President and	2008	263,867	-	291,631	146,109	352,350	76,001	24,991	1,154,949
Chief Operating	2007	233,200	-	225,274	259,212	293,832	53,143	27,085	1,091,746
Officer

James D. Walters	2009	128,520	-	-	144,246	69,250	21,269	11,877	375,162
Senior Vice	2008	121,910	-	-	143,970	103,392	20,065	13,386	402,729
President –	2007	113,940	-	-	94,225	99,416	17,940	9,947	335,468
Southern Division

Francisco J. Sauza (7)	2009	181,164	-	185,148	8,370	128,864	131,615	13,479	648,640
Senior Vice President – Mexico

(1)
Base salary for the named executive officers is based upon experience, overall qualifications, and information about compensation offered to executive officers of similar qualifications and experience at similar companies as discussed further above in “Executive Compensation –Compensation Discussion and Analysis.”

(2)
The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for each of the fiscal years ended March 31, 2009, 2008 and 2007, in accordance with SFAS No. 123(R) and thus include amounts from awards granted in and prior to the respective fiscal years. Assumptions used in the calculation of these amounts are included in footnote 15 to the Company’s audited financial statements for the fiscal year ended March 31, 2009, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on May 29, 2009.

(3)
The non-equity incentive plan compensation is based on the Company’s achievement of pre-established annual goals related to increases in earnings per share, growth in receivables, expense control and charge-off control.

(4)	These amounts consist of the increase in the present value of the NEO’s benefit under the Company’s SERP.

(5)	Components of All Other Compensation are included in a separate table below.

(6)	Ms. Malson was promoted to Senior Vice President and Chief Financial Officer on May 11, 2009. Prior to that she was Vice President and Chief Financial Officer.

(7)	Mr. Sauza was designated an executive officer as of May 19, 2008.

Components of All Other Compensation

Benefits and Perquisites	McLean	Malson	Roland	Walters	Sauza
Company car	$24,862	$23,647	$22,508	$4,543	$6,343
Company contributions to 401(k) Plan	10,737	7,927	10,474	6,968	6,628
Term life insurance premiums	578	483	578	366	508
Personal use of corporate plane	5,638	-	-	-	-
Club dues	1,428	-	-	-	-

Total	$43,243	$32,057	$33,560	$11,877	$13,479

Supplemental Executive Retirement Plan

As discussed above under “Executive Compensation - Compensation Discussion and Analysis - Elements of the Company’s Compensation Program – Post-Employment Compensation” the Company has a SERP.

The expected benefits associated with the retirement of any of the NEOs at March 31, 2009 assuming retirement at projected base salary at the number of years of credited service, are indicated in the table below.

In the event of a participant’s death, the SERP is payable to the participant’s beneficiary or estate as if the participant had retired at 65 years of age.

Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit at Retirement ($) (1)	Present Value of Accumulated Benefit at Death ($) (2)	Payments During Last Fiscal Year ($)
A. A. McLean	20	$1,186,282	$1,748,205	-
K. M. Malson	4	76,484	764,840	-
M. C. Roland	14	605,148	1,311,154	-
J. D. Walters	13	188,666	567,472	-
F. J. Sauza	4	128,877	809,375	-

(1)	Based on the assumptions disclosed in footnote 15 of the March 31, 2009 Form 10-K filed May 29, 2009 and based on the assumption the NEO retires at age 65.
(2)	Present value of SERP benefits payable at death was calculated as 45% of the executive’s base salary for 15 years assuming a 6% interest rate.

Employment Agreements

Effective May 21, 2007, the Company entered into new employment agreements with Mr. A. Alexander McLean, III, its Chief Executive Officer, and Mr. Mark C. Roland, its President and Chief Operating Officer. Effective August 28, 2007, the Company entered into an employment agreement with Ms. Kelly M. Malson, its then Vice President (now Senior Vice President) and Chief Financial Officer.   Effective June 1, 2008, the Company entered into an employment agreement with Mr. Francisco J. Sauza, its Senior Vice President of Mexico.   These new agreements run for an initial three-year term that expires on May 20, 2010, May 20, 2010, August 27, 2010 and May 31, 2011 respectively, but are subject to automatic extension for successive one-year periods thereafter unless either the Company or the executive gives notice of termination not less than 90 days prior to the date on which the agreement would otherwise be automatically extended. The agreements provide for annual base salaries as specified for Mr. McLean, Mr. Roland, Ms. Malson and Mr. Sauza, subject in each case to annual adjustment as determined by the Compensation and Stock Option Committee (the “Committee”). In conjunction with the Company’s annual performance review performed in May 2009, the fiscal 2010 base salaries for Mr. McLean, Mr. Roland and Ms. Malson were increased to $420,000, $315,000 and $185,500, respectively.    These increases were effective June 1, 2009.  The Committee is currently reviewing Mr. Sauza’s total compensation.

The agreements further provide for payment, at the Company’s discretion, of annual cash incentive payments and equity or cash based long-term incentive compensation awards in accordance with criteria established by the Board or the Committee, including participation in the Company’s Executive Incentive Plan, as described above under “—Compensation Discussion and Analysis.”  Each executive is also entitled to the use of a Company automobile (including maintenance and insurance) of a value commensurate with the executive’s position in accordance with the Company’s car policy and to participate in all other compensation benefits and programs and to receive such other benefits and perquisites as provided under any existing or future program for salaried employees.   These benefits include the right to participate in the Company’s SERP in accordance with that plan, as described above.

McLean, Roland and Malson

Under the agreements with Mr. McLean, Mr. Roland and Ms. Malson, the Company has agreed to provide these executives with long-term disability insurance benefits equal to 60% of the executive’s base salary at the time of disability. These agreements also provide for severance payments and the continuation of certain benefits if the executive is terminated without cause or constructively discharged (as defined in the agreement). In the event of such termination without cause or constructive discharge, including any such termination or discharge that occurs within two years after a change of control of the Company, the executive is generally entitled to receive (i) a lump sum cash payment of accrued salary, unused vacation pay and any unpaid bonus earned for the year prior to the fiscal year in which termination occurs, (ii) a prorated bonus for the portion of the fiscal year in which the termination occurs, calculated based on the average of the executive’s bonus payments for the preceding three years, (iii) severance pay equal to two years’ base salary and two years’ bonus (calculated as the average of the bonus paid to the executive over the three years prior to termination), payable over 24 months and (iv) the continuation of all other welfare and fringe benefits until the earlier of 24 months from the date of termination or such time as the executive becomes employed and eligible for similar benefits from another company. In the event the executive is terminated without cause or is constructively discharged following a change in control, the severance payments described in item (iii) of the preceding sentence shall be payable in a lump sum, unless the termination occurs between the first and second anniversary of the change in control.  In the event the executive’s employment is terminated for reasons other than a without cause termination or constructive discharge, the Company is generally obligated to pay to the employee or his estate the amount of accrued and unpaid compensation due the employee through the date of termination.

Under these agreements, Messrs. McLean and Roland and Ms. Malson have agreed to observe certain confidentiality and non-compete obligations during the term of employment and for 24 months thereafter.

Sauza

Under the agreement with Mr. Sauza, the Company has agreed to provide Mr. Sauza with long-term disability insurance benefits equal to 60% of the executive’s base salary at the time of disability. This agreement also provides for severance payments and the continuation of certain benefits if the executive is terminated without cause or constructively discharged (as defined in the agreement). In the event of such termination without cause or constructive discharge, including any such termination or discharge that occurs within one year after a change of control of the Company, the executive is generally entitled to receive (i) a lump sum cash payment of accrued salary, unused vacation pay and any unpaid bonus earned for the year prior to the fiscal year in which termination occurs, (ii) a prorated bonus for the portion of the fiscal year in which the termination occurs, calculated based on the average of the executive’s bonus payments for the preceding three years, (iii) severance pay equal to one year’s base salary and one year’s bonus (calculated as the average of the bonus paid to the executive over the three years prior to termination), payable over 12 months and (iv) the continuation of all other welfare and fringe benefits until the earlier of 12 months from the date of termination or such time as the executive becomes employed and eligible for similar benefits from another company. In the event the executive is terminated without cause or is constructively discharged following a change in control, the severance payments described in item (iii) of the preceding sentence shall be payable in a lump sum, unless the termination occurs between the first and second anniversary of the change in control.  In the event the executive’s employment is terminated for reasons other than a without cause termination or constructive discharge, the Company is generally obligated to pay to the employee or his estate the amount of accrued and unpaid compensation due the employee through the date of termination.

Under this agreement, Mr. Sauza has agreed to observe certain confidentiality and non-compete obligations during the term of employment and for 12 months thereafter.

The following table provides estimates of the amounts payable to Messrs. McLean Roland, Sauza and Ms. Malson under their employment agreements, assuming each was terminated without cause or constructively discharged on March 31, 2009.  Note that the table excludes unpaid salary accrued through the termination date and reimbursement of any unpaid business expenses.

Name	Salary Continuation ($)	Bonus Continuation ($)	Benefits Continuation ($) (1)	Benefits from Accelerated Equity Vesting ($) (2)	Total ($)
A. A. McLean III	$800,000	$854,135	$13,152	$617,344	$2,284,631
Kelly M. Malson	350,000	322,751	11,640	250,139	934,530
Mark C. Roland	600,000	619,788	11,064	458,006	1,688,858
Francisco J. Sauza	185,190	144,714	7,320	90,972	428,196

(1)
The benefits continuation payment represent 24 months of health and dental insurance for all NEOs other than Mr. Sauza, and 12 months of such insurance for Mr. Sauza, based on the executive’s current insurance cost.

(2)	Benefits from accelerated equity vesting represent the difference between the Company’s March 31, 2009 closing stock price and the option exercise price for any unvested shares.

These executives are also entitled to benefits discussed in the sections entitled “-Supplemental Executive Retirement Plan,” “-Death Benefits,” and “-Disability Benefits.”

Death Benefits

The Company also provides death benefits to the NEOs, which are payable to each participant’s designated beneficiary or estate.  The participant’s designated beneficiary will be entitled to receive the proceeds of any life or other insurance or other death benefit programs.  In addition, the beneficiaries will be eligible for SERP benefits according to the terms and conditions of that plan as if the executive had retired at age 65.  Had any of the NEOs become deceased on March 31, 2009, the Company would have paid the following:

Name	Life insurance proceeds ($) (1)	Present Value of SERP benefits ($) (2)	Benefits from Accelerated Equity Vesting ($) (3)	Total ($)
A. A. McLean III	$500,000	$1,748,205	$617,344	$2,865,549
Kelly Malson	350,000	764,840	250,139	1,364,979
Mark C. Roland	500,000	1,311,154	458,006	2,269,160
James D. Walters	259,682	567,472	3,000	830,154
Francisco J. Sauza	370,380	809,375	90,972	1,270,727

(1)	Life insurance proceeds represent two times the participant’s base pay not to exceed $500,000.
(2)	Present value of SERP benefits payable at death was calculated as 45% of the executive’s base salary for 15 years assuming a 6% interest rate.
(3)	Benefits from accelerated equity vesting represent the difference between the Company’s March 31, 2009 closing stock price and the option exercise price for any unvested shares.

Disability Benefits

In the event of disability, the Company will continue to pay the NEO his or her salary for a period of 90 days.  After the 90 days, the Company may terminate his or her employment, at which time the Company will provide long-term disability payments of 60% of the base salary at the time of disability until the NEO reaches age 65.  At age 65, the NEO will begin to receive payments under the SERP plan.  Had any of the NEOs become disabled on March 31, 2009 his or her benefits would have been as follows:

Name	90 day continuation pay ($) (1)	Long term disability pay ($) (2)	Present Value of SERP benefits ($) (3)	Total ($)
A. A. McLean III	$100,000	1,490,351	$744,288	$2,334,639
Kelly M. Malson	43,750	1,365,332	16,812	1,425,894
Mark C. Roland	75,000	1,593,483	283,717	1,952,200
James D. Walters	32,460	977,731	46,596	1,056,787
Francisco J. Sauza	46,298	876,342	67,891	990,531

(1)	Represents 3 months of the Executive’s current base salary.
(2)
Long term disability pay was calculated as the present value of 60% of the executive’s base pay from March 31, 2009 until the executive reaches age 65.  The present value calculation assumed a 6% interest rate.

(3)
SERP benefits if the executive was disabled were calculated as the present value of 45% of the executive’s base pay, at the time the executive was disabled, for 15 years beginning when the executive reaches age 65.  The present value calculation assumes an interest rate of 6%.

Stock Options and Restricted Stock

The Company currently has a 1992 Stock Option Plan, a 1994 Stock Option Plan, a 2002 Stock Option Plan, a 2005 Stock Option Plan and a 2008 Stock Option Plan for the benefit of certain officers and employees.  Under these plans 6,010,000 shares of authorized Common Stock have been reserved for issuance pursuant to grants of options, or in some cases, restricted stock, approved by the Compensation and Stock Option Committee of the Board of Directors.  The authorized options have a maximum duration of 10 years, may be subject to certain vesting requirements, and are priced at the market value of the Company’s Common Stock on the date of the grant of the option.

As of March 31, 2009, options to purchase an aggregate of 5,316,692 shares of Common Stock (net of options canceled) had been granted pursuant to the plans, options to purchase 3,791,658 shares have been exercised, and restricted stock awards of 139,810 shares have been granted (net of cancellations). Options to purchase 1,390,900 shares remained outstanding under the plans as of such date, and 841,700 shares of Common Stock remained available under the plans for future grants.  Of this remaining capacity, the entire amount may be granted as options or restricted stock.

Grants of Plan-Based Awards Table

The following table sets forth certain information with respect to the restricted stock and options granted during or for the fiscal year ended March 31, 2009 to each of the NEOs.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards (1)				All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold (%)	Target (%)	Maximum (%)	Threshold (#)	Target (#)	Maximum (#)
A. A. McLean	11/10/08	50.0	100.00	150.0	4,650	9,300	13,950	(7)	18,900	(6)	-		$-	$553,523	(2)
K. M. Malson	11/10/08	41.7	83.3	125.0	1,750	3,500	5,250	(6)	7,400	(7)	-		-	213,153	(2)
M. C. Roland	11/10/08	45.0	90.0	135.0	3,300	6,600	9,900	(7)	13,700	(7)	-		-	397,660	(2)
J. D. Walters	11/10/08	33.3	66.7	100.0	-	-	-		-		12,000	(7)	16.85	102,120	(3)
F. J. Sauza	11/10/08	41.7	83.3	125.0	-	-	-		5,000	(7)	-		-	84,250	(4)
F. J. Sauza	5/19/08				-	-	-		2,000	(7)	-		-	87,340	(5)

(1)
Represent total potential future payouts of the 2010-2012 performance awards.  Payout of performance share awards at the end of the 2010-2012 plan period will be dictated by the Company’s performance against pre-determined measures of EPS growth. The shares will vest in 3 years based on the Company’s compounded EPS growth according to the following:

Vesting Percentage	Compounded Annual EPS Growth
100%	15% or higher
67%	12% to 14.99%
33%	10% to 11.99%
0%	less than 10%
(2)	Based on the grant date fair value of $16.85 and assumes the maximum estimated future payout.
(3)	Based on the Black Scholes model, options granted on November 10, 2009 had a fair value of $8.51.
(4)	Based on the grant date fair value of $16.85.
(5)	Based on the grant date fair value of $43.67.
(6)	Shares issued pursuant to the terms of the 2002 Stock Option Plan.
(7)	Shares issued pursuant to the terms of the 2005 Stock Option Plan.

Outstanding Equity Awards at Fiscal Year-End Table

The following table includes certain information with respect to the value at March 31, 2009 of all unexercised options and restricted shares previously awarded to the NEOs. The number of options held at March 31, 2009 includes options granted under the stock option plans discussed above.
	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexerc- isable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)

A. A. McLean	20,000	-		-	8.39	10/17/11	-		-	-		-
A. A. McLean	7,500	-		-	8.29	10/24/12	-		-	-		-
A. A. McLean	10,000	-		-	16.55	10/24/13	-		-	-		-
A. A. McLean	4,000	1,000	(2)	-	23.53	10/28/14	-		-	-		-
A. A. McLean	9,000	6,000	(3)	-	28.29	11/09/15	-		-	-		-
A. A. McLean	15,000	10,000	(4)	-	25.05	03/23/16	-		-	-		-
A. A. McLean	-	-		-	-	-	3,003	(5)	51,351	6,675	(6)	114,143
A. A. McLean	-	-		-	-	-	12,474	(7)	213,305	13,950	(11)	238,545
K. M. Malson	2,400	1,600	(3)	-	28.29	11/09/15	-		-	-		-
K. M. Malson	14,000	10,000	(4)	-	25.05	03/23/16	-		-	-		-
K. M. Malson	-	-		-	-	-	1,419	(5)	24,265	3,075	(6)	52,583
K. M. Malson	-	-		-	-	-	4,884	(7)	83,516	5,250	(11)	89,775
M. C. Roland	2,000	-		-	9.00	05/14/12	-		-	-		-
M. C. Roland	6,000	-		-	16.55	10/24/13	-		-	-		-
M. C. Roland	3,000	1,000	(2)	-	23.53	10/28/14	-		-	-		-
M. C. Roland	12,000	8,000	(3)	-	28.29	11/09/15	-		-	-		-
M. C. Roland	15,000	10,000	(4)	-	25.05	03/23/16	-		-	-		-
M. C. Roland	-	-		-	-	-	2,442	(5)	41,758	5,400	(6)	92,340
J. D. Walters	-	-		-	-	-	9,042	(7)	154,618	9,900	(11)	169,290
J. D. Walters	600	-		-	16.55	10/24/13	-		-	-		-
J. D. Walters	600	600	(2)	-	23.53	10/28/14	-		-	-		-
J. D. Walters	6,000	4,000	(3)	-	28.29	11/09/15	-		-	-		-
J. D. Walters	4,000	6,000	(8)	-	46.21	11/24/16	-		-	-		-
J. D. Walters	2,000	8,000	(9)	-	28.19	11/12/17	-		-	-		-
J. D. Walters	-	12,000	(10)	-	16.85	11/10/18	-		-	-		-
F. Sauza	2,400	1,600	(3)	-	28.29	11/09/15	-		-	-		-
F. Sauza	-	-		-	-	-	3,300	(7)	56,430	-		-
F. Sauza	-	-		-	-	-	1,320	(12)	22,572	-		-
F. Sauza	-	-		-	-	-	1,000	(13)	17,100	-		-
(1)	These amounts are based on the market value of the Company’s Stock at the close of business on March 31, 2009.
(2)	Stock options vest at a rate of 20% per year, with vesting dates of 10/28/05, 10/28/06, 10/28/07, 10/28/08 and 10/28/09.
(3)	Stock options vest at a rate of 20% per year, with vesting dates of 11/09/06, 11/09/07, 11/09/08, 11/09/09 and 11/09/10.
(4)	Stock options vest at a rate of 20% per year, with vesting dates of 3/23/07, 3/23/08, 3/23/09, 3/23/10 and 3/23/11.
(5)	Restricted shares vest at a rate of 34% immediately and 33% per year with vesting dates of 11/28/07, 11/28/08 and 11/28/09.
(6)
Represent total potential future payouts of the 2009-2011 performance awards.  Pay out of performance share awards at the end of the 2009-2011 plan period will be dictated by the Company’s performance against pre-determined measures of EPS growth. The shares will vest in 3 years based on the Company’s compounded EPS growth according to the following:

Vesting Percentage	Compounded Annual EPS Growth
100%	15% or higher
67%	12% to 14.99%
33%	10% to 11.99%
0%	less than 10%
(7)	Restricted shares vest at a rate of 34% immediately and 33% per year with vesting dates of 11/10/08, 11/10/09 and 11/10/10.
(8)	Stock options vest at a rate of 20% per year with vesting dates of 11/24/07, 11/24/08, 11/24/09, 11/24/10 and 11/24/11.
(9)	Stock options vest at a rate of 20% per year with vesting dates of 11/12/08, 11/12/09, 11/12/10, 11/12/11 and 11/12/12.
(10)	Stock options vest at a rate of 20% per year with vesting dates of 11/10/09, 11/10/10, 11/10/11, 11/10/12 and 11/10/13.

(11)
Represent total potential future payouts of the 2010-2012 performance awards.  Pay out of performance share awards at the end of the 2009-2011 plan period will be dictated by the Company’s performance against pre-determined measures of EPS growth. The shares will vest in 3 years based on the Company’s compounded EPS growth according to the following:

Vesting Percentage	Compounded Annual EPS Growth
100%	15% or higher
67%	12% to 14.99%
33%	10% to 11.99%
0%	less than 10%
(12)	Restricted shares vest at a rate of 34% immediately and 33% per year with vesting dates of 11/12/07, 11/12/08 and 11/12/09.
(13)	Restricted shares vest at a rate of 50% immediately and 50% on 5/19/09.

Option Exercises and Stock Vested Table

The following table includes certain information with respect to the options exercised by the NEOs during the fiscal year ended March 31, 2009.

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
A. A. McLean	50,000	(1)	$492,167	12,429	$221,857
Kelly M. Malson	1,000		19,646	6,935	124,974
Mark C. Roland	1,500		47,655	10,100	181,087
James D. Walters	3,800		95,173	-	-
Francisco J. Sauza	-		-	5,175	114,075

(1)	All of these exercised options would have expired if not exercised during the fiscal year.

Director Compensation for Fiscal 2009

The following table summarizes the compensation the Company paid to members of the Board of Directors for the fiscal year ended March 31, 2009:

Name	Fees Earned or Cash Paid	Stock Awards ($) (1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Changes in Pension Value and Non- qualified Deferred Compensation Earnings ($) (2)	All Other Compensation ($)	Total ($)
K. R. Bramlett	$29,500	$85,003	-	-	-	-	$114,503
J. R. Gilreath	25,000	85,003	-	-	-	-	110,003
W. S. Hummers	26,000	85,003	-	-	-	-	111,003
C. D. Way	29,500	85,003	-	-	-	-	114,503
D. Whitaker	22,100	81,493	-	-	-	-	103,593
(1)
Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended March 31, 2009 in accordance with SFAS No. 123(R) and thus includes amounts from awards granted in and prior to fiscal 2009.  See the table below for information regarding the number of stock awards and option awards outstanding for these directors as of March 31, 2009.  The fair value of restricted shares granted on May 19, 2008 was $43.67 per share.

(2)
The actual change in the fair value of the stock units held in the Deferred Fee Plan as of March 31, 2009 for Mr. Bramlett was negative - $(140,159).  As of March 31, 2009 no other director participated in the non-Qualified Deferred Compensation Plan.

Each director who is not an employee of the Company currently is paid a $4,500 quarterly retainer, plus $1,000 for each meeting of the Board of Directors attended and $500 for attendance at each meeting of a committee on which he serves.  The Chairman of each committee receives an additional $500 for each committee meeting attended.  The Company offers a deferred fee plan for its non-employee directors under which participating directors may defer any or all of their retainer and meeting fees for specified time periods.  The deferred fee plan is non-qualified for tax purposes.  Deferred fees under the plan earn interest at the prime rate or, at each participating director’s option, a return based on the Company’s stock price performance over time.  During fiscal 2009, none of the directors elected to defer any fees under this plan.  All directors are reimbursed for ordinary and necessary out-of-pocket expenses incurred in attending meetings of the Board of Directors and its committees.   On April 30, 2009, each outside director received 3,000 shares of restricted stock which vested immediately upon issuance.  On May 19, 2008 and April 30, 2007 each outside director received 2,000 shares of restricted stock.  One half of these shares vested immediately upon issuance with the other half vesting one year from the date of grant.  The fair value of the restricted shares granted on April 30, 2009, May 19, 2008 and April 30, 2007 was $29.68, $43.67 and $42.93 per share, respectively.  At the time of grant, the total fair value of the 2009, 2008 and 2007 grants to each director was $89,040, $87,340 and $85,860, respectively.  The April 30, 2009 shares were issued pursuant to the terms of the 2008 Stock Option Plan and the May 19, 2008 and April 30, 2007 shares were issued pursuant to the terms of the 2005 Stock Option Plan.

The table below sets forth information with respect to the value at March 31, 2009 of all unexercised options and shares of restricted stock held by non-employee directors.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (1)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested ($)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
K. R. Bramlett	6,000	-	-	5.125	4/30/10	-	-	-	-
K. R. Bramlett	6,000	-	-	6.75	4/30/11	-	-	-	-
K. R. Bramlett	1,500	-	-	9.00	5/14/12	-	-	-	-
K. R. Bramlett	10,500	-	-	11.44	5/16/13	-	-	-	-
K. R. Bramlett	6,000	-	-	15.42	4/30/14	-	-	-	-
K. R. Bramlett	6,000	-	-	25.20	5/2/15	-	-	-	-
K. R. Bramlett	-	-	-	-	-	1,000	17,100	-	-
J. R. Gilreath	6,000	-	-	5.125	4/30/10	-	-	-	-
J. R. Gilreath	6,000	-	-	6.75	4/30/11	-	-	-	-
J. R. Gilreath	1,500	-	-	9.00	5/14/12	-	-	-	-
J. R. Gilreath	10,500	-	-	11.44	5/16/13	-	-	-	-
J. R. Gilreath	6,000	-	-	15.42	4/30/14	-	-	-	-
J. R. Gilreath	6,000	-	-	25.20	5/2/15	-	-	-	-
J. R. Gilreath	-	-	-	-	-	1,000	17,100	-	-
W. S. Hummers	1,500	-	-	9.00	5/14/12	-	-	-	-
W. S. Hummers	6,000	-	-	15.42	4/30/14	-	-	-	-
W. S. Hummers	6,000	-	-	25.20	5/2/15	-	-	-	-
W. S. Hummers	-	-	-	-	-	1,000	17,100	-	-
C. D. Way	6,000	-	-	6.75	4/30/11	-	-	-	-
C. D. Way	1,500	-	-	9.00	5/14/12	-	-	-	-
C. D. Way	10,500	-	-	11.44	5/16/13	-	-	-	-
C. D. Way	6,000	-	-	15.42	4/30/14	-	-	-	-
C. D. Way	6,000	-	-	25.20	5/2/15	-	-	-	-
C. D. Way	-	-	-	-	-	1,000	17,100	-	-
D. Whitaker	-	-	-	-	-	1,000	17,100	-	-

(1)	Restricted shares vested at a rate of 50% immediately and 50% vesting on May 19, 2009.
(2)	This amount is based on the market value of the Company’s stock at the close of business on March 31, 2009.

Equity Plan Compensation Information

The following table sets forth certain information as of March 31, 2009, regarding the Company’s five existing equity compensation plans, which are the 1992 Stock Option Plan, the 1994 Stock Option Plan, the 2002 Stock Option Plan, the 2005 Stock Option Plan and the 2008 Stock Option Plan.

	Number of
	Securities to	Weighted	Number of Securities
	be issued	Average	Remaining Available
	upon	Exercise	for Future Issuance
	Exercise of	Price of	under Equity
	Outstanding	Outstanding	Compensation Plans
Plan Category	Options (#)	Options ($)	(#)(1)

Equity Compensation Plans
Approved by Security Holders
1992 Stock Option Plan	14,800	5.44	-
1994 Stock Option Plan	109,000	7.45	-
2002 Stock Option Plan	351,100	21.77	-
2005 Stock Option Plan	775,750	30.77	600
2008 Stock Option Plan	140,250	16.85	841,100
Equity Compensation
Plans Not Approved by
Security Holders	-	-	-

Total	1,390,900	$25.00	841,700

(1)      Of this remaining capacity, shares can be granted as options or can be issued as restricted stock.

Report of the Compensation and Stock Option Committee

We have reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement.  Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the Compensation Discussion and Analysis referred to above be included in this Proxy Statement.

Compensation Committee
Ken R. Bramlett, Jr., Chairman
William S. Hummers, III
Charles D. Way

APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee has approved the selection of the firm KPMG LLP as the independent registered public accounting firm to audit the consolidated financial statements and the effectiveness of internal control over financial reporting of the Company and its subsidiaries for the 2009 fiscal year, and to perform such other appropriate accounting services as may be required by the Board.

The Company has been advised by KPMG LLP that the firm did not have any direct financial interest or any material indirect financial interest in the Company and its subsidiaries during the Company’s most recent fiscal year.

Representatives of KPMG LLP are expected to be present at the Meeting with the opportunity to make a statement if they so desire, and they are expected to be available to respond to appropriate questions.

Approval of the proposal requires the affirmative vote of a majority of the Shares voted on the proposal.  Should the shareholders vote negatively, the Board of Directors will consider a change in accountants for the next year.

The Board unanimously recommends a vote FOR ratifying the selection of KPMG LLP as the independent registered public accounting firm to audit the consolidated financial statements and the effectiveness of internal control over financial reporting of the Company and its subsidiaries for the 2010 fiscal year.

Report of the Audit Committee of the Board of Directors

The Audit Committee for the Company’s fiscal year ended March 31, 2009 was composed of three directors, each of whom is independent within the meaning of applicable NASDAQ rules and all of whom have accounting or related financial management expertise. The Audit Committee operates under a written charter approved by the Board of Directors.

Management is responsible for the Company’s financial reporting process, including its system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. The Company’s independent registered public accounting firm is responsible for auditing those financial statements. It is not our duty or our responsibility to conduct auditing or accounting reviews or procedures. Our responsibility, as members of the Audit Committee, is to assist the Board of Directors in fulfilling its oversight responsibilities by monitoring these processes.

Our oversight of these processes and considerations and discussions with management and with our independent registered public accounting firm do not assure that the Company’s financial statements are presented in accordance with generally accepted accounting principles or that the audit of our Company’s financial statements has been carried out in accordance with generally accepted auditing standards.

In this context, the Audit Committee met with management and our independent registered public accounting firm to review and discuss the Company’s audited consolidated financial statements as of and for the fiscal years ended March 31, 2009.  The Audit Committee also discussed with our independent registered public accounting firm the matters required by Statement on Auditing Standards No. 61 as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee also received written disclosures and a letter from our independent registered public accounting firm required by applicable requirements  of the Public Company Accounting Oversight Board regarding our independent registered public accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with our independent registered public accounting firm that firm’s independence.  In particular, the Audit Committee considered whether the provision of non-audit services described in the following section is compatible with maintaining the independence of the accountants.

Based upon the Audit Committee’s discussions with management and our independent registered public accounting firm, and the Audit Committee’s review of the representations of management and our independent registered public accounting firm, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended March 31, 2009, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Charles D. Way, Chairman
Ken R. Bramlett, Jr.
Darrell E. Whitaker

Audit Committee Pre-Approval of Services Provided by the Independent Registered Public Accounting Firm

As mandated by SEC regulations, the Audit Committee pre-approves all audit and permitted non-audit services provided to the Company by its independent registered public accounting firm.  The Audit Committee’s practice in this regard is to have the Company’s independent registered public accounting firm, in conjunction with their proposed engagement to provide annual audit services, provide for the Audit Committee’s review and approval the terms of additional proposed engagements regarding matters such as tax compliance and employee benefit plan audits.  To the extent that any other services not detailed on these engagements are proposed throughout the year, these services may be undertaken only after review with, and approval by, the Audit Committee Chairman, who reports on such services to the full Audit Committee at its regularly scheduled meetings.

Audit Fees

KPMG LLP billed the Company the following amounts in aggregate fees for fiscal years 2009 and 2008 audit services, the review of the financial statements included in quarterly reports on Form 10-Q during those years and the services that are normally provided by them in connection with statutory and regulatory filings:

2009 — $561,000	2008 — $400,000

Audit-Related Fees

KPMG LLP billed the Company the following amounts in aggregate fees for fiscal years 2009 and 2008 for assurance and related services, other than those described above under “-Audit Fees,” that are reasonably related to the performance of the audit or review of the Company’s financial statements:

2009 — $25,000	2008 — $30,000

In 2009 and 2008, these fees were billed for the audit of the Company’s Retirement Savings Plan.

Tax Fees

For fiscal 2009 and 2008, KPMG LLP billed the Company the following amounts in aggregate fees for tax compliance, tax advice and tax planning services:

2009 — $-0-	2008 — $1,440

All Other Fees

There were no other fees billed for other services rendered by KPMG LLP for fiscal years 2009 and 2008.

Of all the fees reported above, none were approved pursuant to the de minimis exception to the audit committee pre-approval requirements specified in Rule 2-01(c)(7)(i)(C) of Regulation S-X.

PROPOSALS FOR 2010 ANNUAL MEETING OF SHAREHOLDERS

Shareholders who intend to present proposals for consideration at next year’s annual meeting are advised that any such proposal must be received by the Secretary of the Company by no later than the close of business on March 2, 2010, if such proposal is to be considered for inclusion in the proxy statement and proxy appointment form relating to that meeting. Only persons who have held beneficially or of record the lesser of at least $2,000 in market value, or 1% of the outstanding Common Stock, for at least one year on the date the proposal is submitted and who continue in such capacity through the meeting date are eligible to submit proposals to be considered for inclusion in the Company’s proxy statement. In addition, under current SEC rules, proxies of the Board of Directors may exercise their discretionary voting authority to vote against any shareholder proposal raised at next year’s annual meeting if notice of such proposal is received by the Secretary of the Company later than the close of business on May 17, 2010.  These deadlines and related procedural requirements (as well as those described for shareholder nomination of director candidates under “Corporate Governance Matters – Director Nominations”) are based on current SEC rules and are subject to change if and to the extent contrary to the requirements of any applicable SEC rules that may be in effect for the Company’s 2010 proxy statement and annual meeting.  In such an event, the Company will notify ifs shareholders, through applicable SEC filings or otherwise, of changes to such deadlines and procedures.

OTHER MATTERS

The Board and the Company’s officers are not aware of any other matters that may be presented for action at the Meeting, but if other matters do properly come before the Meeting, it is intended that Shares represented by proxies in the accompanying form will be voted by the persons named in the proxy in accordance with their best judgment.

You are cordially invited to attend this year’s Meeting.  However, whether you plan to attend the Meeting or not, you are respectfully urged to sign and return the enclosed proxy, which will, of course, be returned to you at the Meeting if you are present and so request.

A.A. McLean
Chairman of the Board and
Chief Executive Officer

June 29, 2009

Notice of Annual Meeting

and

Proxy Statement

Annual Meeting
of Shareholders
to be held on
August 5, 2009